EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-104128, 333-76752, 333-50006, 333-86121 and 333-77587) pertaining to the Marimba, Inc. 1996 Stock Plan, the Marimba, Inc. 1999 Omnibus Equity Incentive Plan, the Marimba, Inc. 1999 Employee Stock Purchase Plan, the Marimba, Inc. International Employee Stock Purchase Plan, the Marimba, Inc. 1999 Non-Employee Directors Option Plan, the Marimba, Inc. 2000 Supplemental Stock Plan and/or the Marimba, Inc. shares acquired under written compensation agreements with certain designated individuals and certain unnamed individuals, of our report dated January 23, 2004, with respect to the consolidated financial statements of Marimba, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

San Francisco, California

March 11, 2004